EXHIBIT 5.1

Veterinary Centers of America, Inc.
12401 West Olympic Boulevard
Los Angeles, CA 90064

Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Veterinary Centers of America, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 170,867 shares of Common Stock, $.001 par value per share, of the Company and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Act (the "Shares").

     We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Registration Statement, and receipt of the purchase price therefore as specified in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to use of our name in the Prospectus constituting a part thereof.


                        Respectfully submitted,

                        /S/ TROOP STEUBER PASICH REDDICK & TOBEY, LLP
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                        TROOP STEUBER PASICH REDDICK & TOBEY, LLP